ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENt") is made and entered into as of this 7th day of July, 1998, by and among SONIC AUTOMOTIVE, INC., a Delaware corporation (the "BUYER"), and HMC FINANCE CORPORATION, INC. a Florida corporation ("HMC"), HALIFAX FORD-MERCURY, INC., a Florida corporation ("HALIFAX"), HIGGINBOTHAM AUTOMOBILES, INC., a Florida corporation ("HAI"), HIGGINBOTHAM CHEVROLET-OLDSMOBILE, INC., a Florida corporation ("HCO"), and SUNRISE AUTO WORLD, INC., a Florida corporation ("SUNRISE" and, together with HMC, HALIFAX, HAI, and HCO, collectively, the "SELLERS" and each, individually, a "SELLER"), and DENNIS D. HIGGINBOTHAM (the "STOCKHOLDER").


                                  WITNESSETH:

      WHEREAS, the Sellers are the owners of certain assets used in connection with the Sellers' automobile dealership businesses (collectively, the "BUSINESSES" and, individually as to each Seller, as applicable, the "BUSINESS"), operated at the Real Property (as defined below);

      WHEREAS, the Sellers desire to sell and the Buyer desires to buy, or to cause one or more subsidiaries or affiliates of the Buyer to buy, certain assets pertaining to the Businesses, subject to the terms and conditions of this Agreement;

      WHEREAS, contemporaneously with the execution of this Agreement, the Buyer has entered into Contracts to Purchase and Sell Real Property (the "REAL PROPERTY PURCHASE AGREEMENTS") with the various owners thereof named therein (the "OWNERS"), whereby the Buyer has agreed to buy, and the Owners have agreed to sell, the land, buildings and improvements located at the Real Property (as defined in the respective Real Property Purchase Agreements); and

      WHEREAS, the consummation of the transactions contemplated by each of this Agreement and the Real Property Purchase Agreements is subject to the consummation of the transactions contemplated by each of such other Agreements;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I
                                   ---------

                              CERTAIN DEFINITIONS
                              -------------------

            "ASSETS" shall mean: the New Vehicles (as defined in Section 3.1 hereof); the Demonstrators (as defined in Section 3.2 hereof); the Used Vehicles (as defined in Section 3.5

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hereof); the Parts (as defined in Section 4.3 hereof); the Miscellaneous
Inventories (as defined in Section 5.1 hereof); the Work in Progress (as defined in Section 5.3 hereof); the Fixtures and Equipment (as defined in Section 5.4 hereof); the Miscellaneous Assets (as defined in Section 5.5 hereof); the HMC Receivables (as defined in Section 5.9 hereof); and all goodwill of the Businesses.

            "CLOSING DATE" shall mean the date, not later than the Closing Date Deadline (as hereinafter defined), of the closing of the purchase and sale of the Assets (the "CLOSING") which shall be a date designated by the Buyer not later than fifteen (15) days after the approvals set forth in Section 8.13 hereof and all other conditions precedent set forth in Articles VIII and IX have been satisfied (or waived by the Buyer or the Sellers, as applicable), or such other date as is mutually agreed upon by the parties hereto. The Closing shall be held at the offices of Cobb, Cole & Bell, 150 Magnolia Avenue, Daytona Beach, Florida, at 9:00 a.m. on the Closing Date.

            "CLOSING DATE DEADLINE" shall mean September 1, 1998; provided, however, if as of August 20, 1998, any of the approvals set forth in Section
8.13 hereof shall not have been obtained and/or the audited financial statements contemplated by Section 10.14 hereof shall not have been completed, the Buyer may, by written notice to the Sellers' Agent not later than August 25, 1998, elect to extend the Closing Date Deadline for up to an additional thirty (30) days.

            "INVENTORY DATE" shall mean the date of completion of the Inventory (as defined in Section 4.1 hereof), which shall be not sooner than five (5) days prior to the Closing Date, or such later date prior to the Closing as is mutually agreed by the Sellers' Agent and the Buyer.

            "LIABILITIES" shall mean (i) all continuing obligations of the Sellers, arising in the ordinary course of business after the Closing Date and not as a result of any breach or default, under those contracts and leases of Sellers set forth in Part I of Schedule 2.4 attached hereto, (ii) the HMC Payable as defined and described in Section 2.5 hereof, and (iii) the Inducement Fee as provided for in Section 2.7 hereof.

            "MANUFACTURERS" shall mean Ford Motor Company, the Chevrolet Motor Division of General Motors Corporation, Mercedes-Benz of North America, Inc., and American Honda Motor Co., Inc.

            "RETAINED LIABILITIES" shall have the meaning assigned to it in
Section 2.4 hereof.

            "SELLERS' AGENT" shall mean Dennis D. Higginbotham, as agent for the Sellers hereunder.


                                      2

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                                  ARTICLE II
                                  ----------

                       SALE AND PURCHASE OF THE ASSETS
                       -------------------------------

      2.1 Upon the terms and subject to the conditions hereinafter set forth, at the Closing, the Sellers will sell, transfer and convey the Assets to the Buyer and the Buyer will purchase the Assets from the Sellers for the consideration set forth in this Agreement. The sale, transfer and conveyance of the Assets will be made by execution and delivery at the Closing of bills of sale in substantially the form of Exhibit A hereto (the "BILLS OF SALE") and such other instruments of assignment, transfer and conveyance as the Buyer shall reasonably request. Except to the extent specifically included within the Assets or as mutually agreed between the Buyer and the Sellers, the Sellers will not sell, and the Buyer will not purchase, any other tangible or intangible assets of the Sellers.

      2.2 The aggregate purchase price (the "PURCHASE PRICE") to be paid for the Assets shall consist of Eighteen Million Seven Hundred Thousand Dollars ($18,700,000), as the purchase price for the Businesses and intangible assets included in the Assets (the "BUSINESS AND INTANGIBLE ASSETS PURCHASE PRICE"), which shall be allocated among the Sellers in accordance with Part I of Schedule
2.2 hereto, plus the sum of: (i) the New Vehicle Purchase Price (as defined in Section 3.1 hereof); (ii) the Demonstrator Purchase Price (as defined in Section
3.2 hereof); (iii) the Used Vehicle Purchase Price, (as defined in Section 3.5 hereof); (iv) the Parts Purchase Price (as defined in Section 4.3 hereof); (v) the Miscellaneous Inventories Purchase Price (as defined in Section 5.1 hereof);
(vi) the Work in Progress Purchase Price (as defined in Section 5.3 hereof);
(vii) the F&E Purchase Price (as defined in Section 5.4 hereof); and (viii) the HMC Receivables Purchase Price (as defined in Section 5.9 hereof). Each of the components of the Purchase Price, other than the Business and Intangible Assets Purchase Price, shall be allocated among the Sellers in accordance with their respective Assets hereto, upon which such components are based, as reflected in a revised Part I of Schedule 2.2 hereto, to be completed by the Buyer and the Sellers at least three (3) days prior to the Closing Date. The parties acknowledge that the New Vehicle Purchase Price, the Parts Purchase Price and the Miscellaneous Inventories Purchase Price, and the HMC Receivables Purchased Price will be based upon information contained in Schedule 3.1, the Inventory (as defined in Section 4.1) and Schedule 5.9, respectively, all of which are to be delivered prior to the Closing Date. The parties also acknowledge that adjustments to those categories of Assets will have to be made to reflect ordinary course increases or decreases in those assets between the time of delivery of such Schedules and the Inventory and the Closing Date, and that the related components of the Purchase Price will have to be adjusted to reflect any such adjustments to those Assets. All of the foregoing adjustments (with appropriate payments by the parties) will be made as promptly as possible after the Closing. Each party will use the Purchase Price and Liabilities allocations described in Part II of Schedule 2.2 hereto in all reporting to, and tax returns filed with, the Internal Revenue Service and other state and local taxing authorities.

      2.3 Upon the terms and subject to the conditions hereinafter set forth, at the Closing, the Buyer shall pay the Purchase Price as follows:

                                      3

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            (a) At the Closing, the Buyer shall wire transfer to an account or accounts designated by the Sellers' Agent at least one (1) day prior to the Closing, an amount equal to the Purchase Price minus Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000), such amount to be allocated to the Sellers in the respective amounts set forth opposite their names on Part III of Schedule
2.2 hereto, to be delivered to the Buyer by the Sellers' Agent at least three
(3) days prior to the Closing Date.

            (b) (1) At the Closing, the Buyer shall issue and deliver to the Sellers, in the respective amounts set forth opposite their names on Part III of
Schedule 2.2 hereto, to be delivered by the Sellers' Agent at least three (3) days prior to the Closing Date, 8,250 shares (the "PREFERRED SHARES") of the Buyer's Class A Convertible Preferred Stock, Series III (the "PREFERRED STOCK"). The Preferred Shares shall have such rights and preferences as are set forth in the Statement of Rights and Preferences of Preferred Stock attached hereto as Exhibit B (the "STATEMENT OF RIGHTS AND PREFERENCES").

                (2) At the option of the Sellers' Agent, exercisable by written notice to the Buyer within thirty (30) days after the closing (the "REGISTRATION NOTICE"), the Buyer shall be obligated to use its reasonable best efforts to register under the Securities Act of 1933, as amended (the "SECURITIES ACT"), on or before December 31, 1998, that percentage (up to and including 100%) of the shares of Class A Common Stock (the "COMMON SHARES") which are issuable upon conversion of the Preferred Shares as specified in the Registration Notice (such percentage of the Common Shares being hereinafter called the "REGISTRABLE COMMON SHARES").

                (3) If requested by the managing or lead managing underwriter for any such registration which is an underwritten registered public offering, the Sellers and the Stockholder shall execute and deliver an underwriting agreement with the managing or lead managing underwriter in such form as is customarily used by such underwriter with any modifications as the parties thereto shall agree. In connection with any such registration, the Sellers and the Stockholder shall supply to the Buyer such information as may be reasonably requested by the Buyer in connection with the preparation and filing of a registration statement with the Securities and Exchange Commission. The Sellers and the Stockholder shall not supply any information to the Buyer for inclusion in such registration statement that will, taken as a whole, at the time the registration statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Provided that the Buyer shall have timely completed such registration, the Sellers shall promptly convert the applicable number of the Preferred Shares into the Registrable Common Shares.

                (4) In the event that the Buyer fails to timely complete the registration contemplated by the preceding paragraph, the Sellers and the Stockholder shall be entitled to have "piggyback" registration rights with respect to the Registrable Common Shares. In such case, the provisions of paragraph (3) immediately above shall be applicable. Furthermore, such piggyback registration rights shall be subject to customary provisions, including those regarding expenses and underwriter cut-backs, and shall terminate at such time as the holder of such registration rights shall be free to sell all of such holder's Registrable Common Shares under Rule 144 (as defined in paragraph (5) below).

                  (5) In the event that the Sellers' Agent does not timely deliver a Registration Notice, the Buyer shall have no obligation to register any of the Common Shares. Notwithstanding the foregoing, the Buyer shall use its reasonable best efforts to make available current public information with respect to the Buyer within the meaning of Subsection (c)(1) of Securities and Exchange Commission Rule 144 ("RULE 144") to the extent necessary to facilitate public resales by the Sellers or the Stockholder of the Common Shares, pursuant to Rule 144. The Buyer shall remove any and all stop transfer instructions and shall remove any restrictive legend on the certificates with respect to any Common Shares then owned by the Sellers or the Stockholder to the extent that either (i) such Common Shares may hereafter be registered under the Securities Act and under any applicable state securities or blue sky laws, or (ii) the Buyer has received an opinion of counsel reasonably satisfactory to the Buyer, in form and substance reasonably satisfactory to the Buyer, that such registration is not required for the sale of such Common Shares under Rule 144.

      2.4 At the Closing, the Sellers will assign to the Buyer and the Buyer will assume and agree to perform and discharge the Liabilities pursuant to separate assignment and assumption agreements with the respective Sellers in a form reasonably satisfactory to the Sellers' counsel (the "ASSUMPTION AGREEMENTS"). Notwithstanding anything herein to the contrary, except as expressly provided in this Section 2.4 and in Sections 2.5 and 2.7 and in the Assumption Agreements, the Buyer does not and will not assume or become liable for any obligations or liabilities of the Sellers of any kind whatsoever, fixed or contingent, known or unknown (collectively, the "RETAINED LIABILITIES"), as a result of the transactions contemplated by this Agreement. The Sellers shall retain, and hereby agree to satisfy and discharge, all of the Retained Liabilities, including those set forth on Part II of Schedule 2.4.

      2.5 At the Closing, the Buyer will pay in full all amounts outstanding as of the Closing under that certain promissory note from HMC to Dennis D. Higginbotham, a copy of which is attached as Schedule 2.5 hereto (the "HMC PAYABLE"). HMC hereby represents and warrants that as of the date of this Agreement, the HMC Payable totals, and as of the Closing will not exceed, Two Million Eight Hundred Fifty-Seven Thousand Seven Hundred Ninety-Two Dollars ($2,857,792).

      2.6 At the Closing, (a) each of the Sellers and Dennis D. Higginbotham shall enter into a non-competition agreement with the Buyer in substantially the form of Exhibit C hereto (the "NON-COMPETITION AGREEMENT"), and (b) the Buyer and Dennis D. Higginbotham will enter into an Employment Agreement in substantially the form of Exhibit D hereto (the "EMPLOYMENT AGREEMENT").

      2.7 As an inducement to the Buyer to negotiate and enter into this Agreement and to undertake the further cost and expense of conducting its due diligence investigation and preparing

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to satisfy its obligations at the Closing, the Sellers hereby agree, jointly and severally, to pay to the Buyer not later than November 1, 1998, the sum of $500,000 (the "INDUCEMENT FEE"). The Inducement Fee will be included in the Liabilities and will become an obligation of the Buyer or any other person (including any holder of a right of first refusal, preemptive right or other similar right, with respect to any of the Assets) who purchases the Assets, or any portion thereof, as a result of the execution and delivery by the Sellers of this Agreement. The Inducement Fee will be canceled if this Agreement is terminated for any reason other than the exercise of a right of first refusal, preemptive right or other similar right, by an applicable automobile manufacturer or distributor or any person claiming by, through or under it.


                                  ARTICLE III
                                  -----------

                 NEW VEHICLES; DEMONSTRATORS AND USED VEHICLES
                 ---------------------------------------------

      3.1 At the Closing, the Buyer shall purchase all of the Sellers' untitled new 1998 motor vehicles, and up to five (5) 1997 new Chevrolet motor vehicles, in the Sellers' inventories as of the Closing Date and which are listed on
Schedule 3.1 hereto, which the Sellers' Agent shall deliver to the Buyer not later than three (3) days prior to the Closing (all such vehicles are collectively referred to hereinafter as the "NEW VEHICLES"). The purchase price to be paid by Buyer for each New Vehicle shall be the price at which the New Vehicle was invoiced to the respective Seller by the applicable Manufacturer, as adjusted pursuant to this Article III (the sum of all such amounts to be paid for New Vehicles as determined by this Article III is herein referred to as the "NEW VEHICLE PURCHASE PRICE"). Schedule 3.1 shall set forth each New Vehicle's model, invoice cost, odometer reading and all other information necessary to calculate the New Vehicle Purchase Price with respect to such New Vehicle. At the Closing, the Sellers shall assign to the Buyer, without any additional consideration therefor, by appropriate documents reasonably satisfactory to the Buyer, all unfilled retail orders and deposits made thereon.

      3.2 At the Closing, the Buyer shall purchase all of the Sellers' untitled new 1998 motor vehicles in Sellers' inventories as of the Closing Date which are used in the ordinary course of business for the purpose of demonstration and which are listed on Schedule 3.2 hereto, which the Sellers' Agent shall deliver to the Buyer not later than three (3) days prior to the Closing (all such vehicles are collectively referred to herein as the "DEMONSTRATORS"). For purposes of this Agreement, any motor vehicle with more than 9,000 miles on its odometer shall be deemed to be "used" rather than a "Demonstrator". The purchase price to be paid by the Buyer for each Demonstrator shall be the price at which the Demonstrator was invoiced to the respective Seller by the applicable Manufacturer, as adjusted pursuant to this Article III and as reduced as follows: if such Demonstrator's odometer reflects total mileage of more than six thousand (6,000) miles but less than nine thousand (9,000) miles, an amount equal to ten cents ($.10) multiplied by the total mileage on such odometer (the sum of all such amounts to be paid for Demonstrators hereunder is herein referred to as the "DEMONSTRATOR PURCHASE PRICE"). Schedule 3.2 shall set forth each Demonstrator's model, invoice cost, odometer reading and all other information necessary to calculate the Demonstrator Purchase Price with respect to such Demonstrator.

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



      3.3 The purchase price paid for each New Vehicle and each Demonstrator purchased under this Article III shall be (a) increased by the respective Seller's actual cost of (i) dealer-installed equipment and accessories and (ii) any "VIP" package added to such New Vehicle or Demonstrator, and (b) decreased by (i) the Seller's actual cost of any equipment and accessories which have been removed from such vehicles, and (ii) all paid or unpaid rebates, discounts, holdback for dealer account and other factory incentives (including without limitation rebates applied for and paid but unearned, incentive monies claimed on pre-reported units and carryover allowances on 1997 models).

      3.4 In the event any New Vehicle or Demonstrator shall have been damaged prior to the Inventory Date, or is otherwise in a condition such that it cannot reasonably be presented as being in a first-class saleable condition, the Sellers' Agent and the Buyer will attempt to agree on the cost to cover such repairs or some other equitable reduction in value to reflect such condition, which amount shall be deducted from the price to be paid for such New Vehicle or Demonstrator. In the event that the Buyer and the Sellers' Agent cannot agree on the cost of repairs or the amount of reduction, the Buyer shall have no obligation to purchase any such damaged New Vehicle or Demonstrator. With respect to any New Vehicle or Demonstrator which has been damaged and repaired prior to the Inventory Date, the Sellers' Agent and the Buyer will attempt to agree on an adjustment to the price to reflect any decrease in the wholesale value of such New Vehicle or Demonstrator resulting from such damage and repair. In the event that the Buyer and the Sellers' Agent cannot agree on such adjustment, the Buyer shall have no obligation to purchase such New Vehicle or Demonstrator.

      3.5 The Sellers' Agent and the Buyer shall perform an inventory of the Sellers' used vehicles as of the Inventory Date and, in connection with such inventory, the Sellers' Agent and the Buyer shall attempt to assign a mutually agreed price to each used vehicle owned by the Sellers as of the Inventory Date. All such used vehicles as to which the Sellers' Agent and the Buyer shall agree upon a price are collectively referred to herein as the "USED VEHICLES." At the Closing, the Buyer shall purchase from the Sellers all Used Vehicles owned by the Sellers as of the Closing Date. The sum of all prices assigned to such Used Vehicles purchased by the Buyer pursuant to the terms of this Section 3.5 shall be referred to herein as the "USED VEHICLE PURCHASE PRICE".


                                  ARTICLE IV
                                  ----------

                               PARTS/ACCESSORIES
                               -----------------

      4.1 The Buyer and the Sellers' Agent shall engage a mutually acceptable third party engaged in the business of appraising, valuing and preparing inventories for automobile dealerships (hereinafter referred to as the "INVENTORY SERVICE") to prepare an inventory list (the "INVENTORY") of the parts and accessories, as well as the Miscellaneous Inventories, used by the Sellers in the Businesses. The Inventory (insofar as it relates to parts and accessories) shall be posted to the respective Manufacturers' approved systems of inventory control. The cost of the Inventory shall be borne entirely by the Buyer. The Inventory shall be completed by the Inventory Date.

      4.2 The Inventory shall classify parts and accessories as "returnable" or "nonreturnable". For purposes of this Agreement, the terms "returnable parts" and "returnable accessories" shall describe and include only those new parts and new accessories for vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices, or other applicable similar price lists, of the respective Manufacturers, with any applicable supplements, in effect as of the Inventory Date (as applicable to each Manufacturer, the "MASTER PRICE LIST") as returnable to the respective Manufacturer at not less than the purchase price reflected in the Master Price List. The purchase price for each "returnable part" and "returnable accessory"will be the price listed in the Master Price List. All parts and accessories not falling within the definition of "returnable" shall be classified as "nonreturnable". The purchase price for each "nonreturnable" part and accessory, of which type a Seller has made no sales during the ninety (90) day period prior to the Inventory Date, shall be sixty percent (60%) of the price listed therefor in the most recent applicable price list in which such part appears. The purchase price for each "nonreturnable" part and accessory, of which type a Seller has made retail sales to one or more customers during the ninety (90) day period prior to the Inventory Date, shall be one hundred percent (100%) of the price therefor listed in the most recent applicable price list in which such part appears. The purchase price for all "Jobber" and/or "NPN" parts shall be equal to the respective Seller's original cost of such parts. The purchase price for all nuts, bolts and any other parts not addressed in this
Section 4.2 shall equal the fair market value thereof as determined by the Inventory Service.

      4.3 At the Closing, the Buyer shall purchase all parts and accessories owned by the respective Sellers at the Closing Date and listed on the Inventory (the "PARTS") provided, however, that Buyer shall not be obligated to purchase any damaged parts or accessories, parts and accessories with component parts missing, superseded or obsolete parts or accessories, or used parts or accessories. The Sellers agree that if parts and accessories that the Buyer is not obligated to purchase hereunder are not removed from the Real Property within thirty (30) days after the Closing Date, they shall become the property of the Buyer without the payment of any consideration in addition to the consideration otherwise provided herein. The purchase price for the Parts will equal the value of such items shown on the Inventory (the "PARTS PURCHASE PRICE").

      4.4 The Sellers shall assign to the Buyer at the Closing any net parts return privileges under the respective Manufacturers' parts return plans that may have accrued to the Sellers prior to the Closing (and any other special parts return authorizations which may have been granted to the Sellers by the respective Manufacturers).


                                   ARTICLE V
                                   ---------

             MISCELLANEOUS INVENTORIES; WORK IN PROGRESS; FIXTURES
             -----------------------------------------------------
                                 AND EQUIPMENT
                                 -------------

      5.1 At the Closing, the Buyer shall purchase all useable gas, oil and grease, all undercoat material and body materials in unopened cans and such miscellaneous useable and saleable articles in unbroken lots which (i) are on the Sellers' dealership premises, (ii) are owned by the Sellers on

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



the Closing Date, and (iii) are identified in the Inventory taken by the Inventory Service on the Inventory Date (collectively referred to herein as the "MISCELLANEOUS INVENTORIES"). The purchase price for the Miscellaneous Inventories shall be equal to the replacement cost of the Miscellaneous Inventories as determined by the Inventory Service and set forth on the Inventory (the sum of all prices of the Miscellaneous Inventories pursuant to the terms of this Section 5.1 shall be referred to herein as the "MISCELLANEOUS INVENTORIES PURCHASE PRICE").

      5.2 The Buyer shall have no obligation to purchase any such miscellaneous items that are not included in the Miscellaneous Inventories. The Sellers agree that any miscellaneous items that are not included in the Miscellaneous Inventories and are not removed from the Real Property within the thirty (30) days after the Closing Date, shall become the property of the Buyer without the payment of any consideration in addition to the consideration otherwise provided herein.

      5.3 At the Closing, the Buyer shall buy at the Sellers' cost for parts and labor such shop labor and sublet repairs as the respective Sellers shall have caused to be performed on any repair orders which are in process at the close of business on the Closing Date (the "WORK IN PROGRESS") (the sum of all costs of the Sellers for the Work in Progress pursuant to the terms of this Section 5.3 shall be referred to herein as the "WORK IN PROGRESS PURCHASE PRICE"). The Buyer shall complete such repair work and shall be entitled to the entire proceeds to be collected for such services.

      5.4 At the Closing, the Buyer shall purchase all fixtures, machinery, equipment (including special tools and shop equipment), furniture, signs and office equipment owned by the Sellers as of the Closing Date and used or held for use in connection with the Businesses, including the items listed on the Book Depreciation Schedule included as Schedule 5.4 hereto, which the Sellers' Agent shall deliver to the Buyer not later than five (5) days prior to the Closing (collectively referred to herein as the "FIXTURES AND EQUIPMENT"). The purchase price for each item of Fixtures and Equipment shall equal the depreciated book value of such item, determined in accordance with generally accepted accounting principles, and based upon Schedule 5.4 (the sum of all prices assigned to the Fixtures and Equipment pursuant to the terms of this
Section 5.4 shall be referred to herein as the "F&E PURCHASE PRICE").

      5.5 At the Closing, and without payment of any additional consideration, the Buyer shall acquire all of the Sellers' (i) unused shop repair orders, parts sales tickets, accounting forms, binders, office and shop supplies and such shop reference manuals, parts reference catalogs, non-accounting file copies for all sales of the Sellers for the three (3) years preceding the Closing Date, (ii) copies of new and used car sales records and specifically wholesale parts sales records, new and used parts sales records, and service sales records for the three (3) years preceding the Closing Date, (iii) product sales training material and reference books on hand as of the Closing Date, (iv) customer and registration lists pertaining to the sale of motor vehicles, service files, repair orders, owner follow-up lists and similar records relating to the operation of the Businesses, (v) telephone numbers and listings used by the Sellers in connection with the Businesses, (vi) names and addresses of the Sellers' service customers and prospective purchasers, (vii) the Sellers' rights to the Sellers' names and to the trade names "Car Mart" and "Truck Mart," or any similar variation of any thereof, and (viii) such other licenses, contracts, agreements, files, instruments and papers

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



as are required for the conduct of the Businesses (all the foregoing items collectively referred to herein as the "MISCELLANEOUS ASSETS").

      5.6 The Sellers may retain all original Florida Department of Revenue blanket resale certificates (but shall provide copies thereof to the Buyer) and all other corporate records, financial records and correspondence which are not necessary for the continued operation of the Businesses by the Buyer, and all derivations and extensions thereof.

      5.7 The Buyer shall have no responsibility to perform any services required under any warranties issued by the Sellers on the vehicles sold by the Sellers on or prior to the Closing Date, unless authorized in writing by the respective Sellers accompanied by arrangements in writing satisfactory to the Buyer to assure the Buyer of payment for all work performed by the Buyer, and, if so authorized by a Seller, such Seller shall reimburse the Buyer for all of the Buyer's costs for parts and labor in connection therewith at established internal rates for parts and labor. At the Closing Date, the Sellers shall supply the Buyer with a list to which such warranties and guaranties are applicable, which list shall include the names of the purchasers, the make and year model of the vehicles purchased and the date of purchase. The Sellers shall also supply to the Buyer at or prior to the Closing Date an address for and a designation of the person or persons who will be responsible for authorizing Buyer to perform any services under any warranties issued by the Sellers on vehicles sold by them prior to the Closing Date. The respective Sellers shall reimburse the Buyer promptly upon demand for all sums due or payable by the respective Sellers to the Buyer hereunder.

      5.8 Except as provided in Section 5.9 below, the Sellers shall retain all accounts receivable of the Sellers as of the Closing Date and the Buyer shall retain all accounts receivable arising out of sales and/or services of the Businesses from and after the Closing Date. The Buyer shall send out the invoices for, and otherwise reasonably assist the Sellers with respect to the invoicing of, the Seller's accounts receivable arising out of sales and/or services of the Business prior to the Closing Date, based upon information supplied by the Sellers. Otherwise, except for the additional accounting assistance contemplated in Section 11.14, the Buyer shall have no responsibilities or obligations with respect to the documentation or collection of the Sellers' accounts receivable, except that the Buyer, on the Sellers' behalf, shall accept payment of the Sellers' accounts receivable arising out of the operation of the Businesses prior to the Closing Date, at no charge to the Sellers, and the Buyer shall forward to the Sellers' Agent, or to such of the Sellers designated by him, from time to time, all of the money so accepted on said accounts receivable.

      5.9 (a) At the Closing, the Buyer shall purchase from HMC all of HMC's trade accounts receivable as of the Closing Date (other than those receivable from employees of the Sellers and their affiliates, and their respective officers, directors or shareholders) and which are listed on Schedule 5.9 hereto, which HMC shall deliver to the Buyer not later than one (1) day prior to the Closing (collectively, the "HMC RECEIVABLES"). The purchase price for the HMC Receivables (the "HMC RECEIVABLES PURCHASE PRICE") shall be (a) the aggregate face amount of the HMC Receivables, as reflected on said Schedule 5.9, less a reserve for doubtful accounts of fifteen percent (15%) of such aggregate face amount (the "HMC RESERVE"), MINUS
(b) the amount of the HMC Payable paid by the Buyer pursuant to Section 2.5 hereof.


                                  ARTICLE VI
                                  ----------

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

      The Buyer represents and warrants to the Sellers as follows:

      6.1 The Buyer is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary and has the corporate power to own its properties and to carry on its business as now being conducted. The Board of Directors of the Buyer has duly approved this Agreement, all other agreements, certificates and documents executed or to be executed by the Buyer in connection herewith, and the transactions contemplated hereby and thereby. The Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by the Buyer in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, and all other agreements, certificates and documents executed or to be executed by the Buyer in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of the Buyer enforceable against the Buyer in accordance with their respective terms.


      6.2 Except as set forth on Schedule 6.2 attached hereto, the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a breach or default under, any provision of law, any order of any court or other agency of government, the charter or bylaws of the Buyer or any note, debenture, mortgage, loan agreement or other instrument to which the Buyer is a party or by which it or any of its properties or assets is bound.

      6.3 There are no actions, suits or proceedings pending, or, to the knowledge of the Buyer, threatened against or affecting the Buyer which might adversely affect the power or authority of the Buyer to carry out the transactions to be performed by it hereunder.

      6.4 The issuance of the Preferred Shares, as well as the Common Shares issuable upon conversion of the Preferred Shares, has been duly authorized by all necessary corporate action of the Buyer. Upon the issuance of the Preferred Shares pursuant to this Agreement, and upon the issuance of Common Shares upon conversion of any of the Preferred Shares, such Preferred Shares and/or Common Shares, as the case may be, shall be validly issued, fully paid and non-assessable.

      6.5 The authorized capital stock of the Buyer consists of:

            (a) 3,000,000 shares of Preferred Stock, par value $0.10 per share, of which 300,000 shares are designated Class A Convertible Preferred Stock and are, in turn, divided into 100,000 shares of Series I (the "SERIES I PREFERRED STOCK"), 100,000 shares of Series II (the "SERIES II PREFERRED STOCK") and 100,000 shares of Series III (the "SERIES III PREFERRED STOCK"); as of June 1, 1998, approximately [19,125] shares of Series I Preferred Stock are issued and outstanding and/or are committed to be issued by the Buyer, approximately [10,000] shares of Series II Preferred Stock are issued and outstanding and/or are committed to be issued by the Buyer, and approximately [6,500] shares of Series III Preferred Stock are issued and outstanding and/or are committed to be issued by the Buyer;

            (b) 50,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 5,000,000 shares are issued and outstanding; and

            (c) 15,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 6,250,000 shares are issued and outstanding.

All outstanding capital stock of the Buyer is duly authorized, validly issued, fully paid and non-assessable and has been issued in conformity with all applicable federal and state securities laws.

      6.6 The Buyer has delivered to the Sellers' Agent copies of (i) the Prospectus dated November 10, 1997 (the "PROSPECTUS"), (ii) the Buyer's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997, (iii) the Buyer's Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998, and (iv) any Current Reports on Form 8-K, filed in 1998, each in the form (excluding exhibits) filed with the Securities and Exchange Commission ("SEC") (collectively, such Forms 10-K, 10-Q and 8-K being hereinafter referred to as its "REPORTS"). Neither the Prospectus nor any of the Reports contained, at the time of filing thereof with the SEC, any untrue statement of any material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.


                                 ARTICLE VII
                                 -----------

                REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                ---------------------------------------------

      The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

      7.1 Each Seller is a corporation duly organized and existing and in good standing under the laws of the State of Florida, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary and has the corporate power to own its properties and to carry on its business as now being conducted. Except as set forth on Schedule 7.1 attached hereto, the Stockholder is the only person owning shares of the Sellers. The Board of Directors and the shareholders of each Seller have duly approved this Agreement, all other agreements, certificates and documents executed or to be executed by such

Seller in connection herewith, and the transactions contemplated hereby and thereby. Each Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by such Seller in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, and all other agreements, certificates and documents executed or to be executed by each Seller in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of such Seller enforceable against such Seller in accordance with their respective terms. This Agreement, and all other agreements, certificates and documents executed or to be executed by the Stockholder in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of the Stockholder enforceable against the Stockholder in accordance with their respective terms.

      7.2 Except as set forth in Schedule 7.2 attached hereto, the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a breach or default under, any provision of law, any order of any court or other agency of government, the charter or bylaws of any Seller or any note, debenture, mortgage, loan agreement or other instrument to which any Seller or the Stockholder is a party, or by which any Seller or the Stockholder, or any of their respective properties or assets, are bound, or result in the creation or imposition of any Encumbrance of any kind whatsoever on the Assets.

      7.3 There are no actions, suits or proceedings pending or, to the knowledge of the Seller and the Stockholder, threatened against any Seller or the Stockholder which might adversely affect the power or authority of any of them to carry out the transactions to be performed by such party hereunder. There are no actions, suits or proceedings pending, or, to the knowledge of the Sellers and the Stockholder, threatened, against or affecting any Seller, other than those adequately covered by insurance and those disclosed on Schedule 7.3 attached hereto, and none of the actions, suits or proceedings described on
Schedule 7.3, if determined adversely to any Seller, would have a material adverse effect on the business, assets or financial condition of such Seller.

      7.4 Except as disclosed on Schedule 7.4 attached hereto, the Sellers have good title to the Assets, free and clear of all liens (including tax liens), encumbrances, actions, claims, payments or demands of any kind and character (collectively, "ENCUMBRANCES"), except Encumbrances for ad valorem personal property taxes not yet due and payable and Encumbrances which secure only the Liabilities. All of the Assets to be transferred hereunder conform, as to condition and character, to the descriptions of such Assets contained herein and will be transferred at the Closing free and clear of all Encumbrances, except Encumbrances for ad valorem personal property taxes not yet due and payable and Encumbrances which secure only the Liabilities.

      7.5 Except as disclosed on Schedule 7.5 attached hereto, there are no permits or approvals used or obtained for use by any of the Sellers which are required under applicable law in connection with the ownership or operation of its Businesses.

      7.6 Each of the Sellers has filed all federal, state and local governmental tax returns required to be filed by it in accordance with the provisions of law pertaining thereto and has paid all taxes and assessments (including, without limitation of the foregoing, income, excise, unemployment, social security, occupation, franchise, property and import taxes, duties or charges and all penalties and interest in respect thereof) required by it to have been paid to date.

      7.7 Except as disclosed on Schedule 7.7, the Sellers have no bonus, deferred compensation, pension, profit-sharing, stock option, employee stock purchase or other employee benefit plan (all of the foregoing being the "EMPLOYEE PLANS"), or any secrecy agreements or covenants not to compete with any employee.

      7.8 (a) The Sellers have delivered to the Buyer the following financial statements of the Sellers (the "FINANCIAL STATEMENTS"): (a) the balance sheets of the respective Sellers as of December 31, 1997, and the related statements of income and stockholder's equity for the years then ended, in each case with an unaudited reviewed opinion by Brent Millikan & Company, P.A., and (b) the unaudited balance sheets of the respective Sellers as of May 31, 1998 and the related unaudited statements of income and stockholder's equity for the five (5) month period then ended. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied. The balance sheet of each Seller included in the Financial Statements fairly presents the financial condition of such Seller as of the date thereof, and the related statement of income of each Seller included in the Financial Statements fairly presents the results of the operations of such Seller and the changes in its financial position for the period indicated, all in accordance with generally accepted accounting principles consistently applied.

          (b) Each of the Sellers has no outstanding material claims, liabilities, obligations or indebtedness of any nature, fixed or contingent, except as set forth in the Financial Statements or in the Schedules to this Agreement, and except for liabilities incurred in the ordinary course of business and of the kind and type reflected in the Financial Statements. To the knowledge of the Sellers and the Stockholder, the Financial Statements contain adequate reserves for all reasonably anticipated claims relating to matters with respect to which Seller is self-insured.

      7.9 None of the Sellers or the Stockholder has engaged any broker or any other person or entity who would be entitled to any brokerage commission or finder's fee in respect of the execution of this Agreement and/or the consummation of the transactions contemplated hereby.

      7.10 Except as set forth on Schedule 7.10 attached hereto, the Assets comply with, and the Business has been conducted in all material respects in compliance with, all laws, rules and regulations (including all worker safety and all environmental laws, rules and regulations), applicable zoning and other laws, ordinances, regulations and building codes, and none of the Sellers or the Stockholder has received any notice of any violation thereof which has not been adequately remedied.

      7.11 The Fixtures and Equipment are in good condition, ordinary wear and tear excepted, and constitute all of the fixtures, machinery, equipment, furniture, signs and office equipment used or intended for use by the Sellers in the Businesses. All Demonstrators have been operated in the ordinary course of business with dealer tags and have not had certificates of title issued with respect to them.

      7.12 Except for the Sellers' cash and accounts receivable and Sellers' rights under their respective dealership agreements with the Manufacturers, the Assets, together with the Real Property and the contracts and leases set forth on Part I of Schedule 2.4 hereto, comprise all of the assets, properties and rights necessary for the Buyer to operate the Businesses substantially in the manner operated by the Sellers prior to the Closing.

      7.13 The representations and warranties of the Owners contained in the Real Property Purchase Agreements are true and correct as of the date hereof.


                                 ARTICLE VIII
                                 ------------

                CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS
                -----------------------------------------------

      The obligations of the Buyer to perform this Agreement at the Closing are subject to the following conditions precedent which shall be fully satisfied at or before the Closing, unless waived in writing by the Buyer.

      8.1 All of the representations and warranties of the Sellers herein contained shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty, by its terms, relates to a stated date), and the Buyer shall have received a certificate from a duly authorized officer of each of the Sellers, dated the Closing Date, to such effect.

      8.2 Each of the agreements or obligations required by this Agreement to be performed or complied with by the Sellers or the Stockholder at or before the Closing shall have been duly performed or complied with, and the Buyer shall have received a certificate from a duly authorized officer of each of the Sellers and the Stockholder, dated the Closing Date, to such effect.

      8.3 No action, suit or proceeding shall have been instituted by a governmental agency or any other third party (a) to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement, or (b) which would have a materially adverse effect on the conduct of an automobile dealership business by the Buyer at any of the Real Property.

      8.4 The Inventory shall have been completed.

      8.5 The Sellers shall have furnished to the Buyer (a) evidence to the reasonable satisfaction of the Buyer and its counsel with respect to the corporate organization and existence of the Sellers, and (b) UCC-11 search reports or other evidence reasonably satisfactory to the Buyer and its counsel that the Assets are free and clear of all Encumbrances.

      8.6 Each of the Sellers shall have furnished to the Buyer a copy of the resolutions duly adopted by such Seller's Board of Directors and the Stockholder authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of such Seller as of the Closing Date.

      8.7 As of the Closing Date, there shall not have been any fire, accident or other casualty or any labor disturbance, civil commotion, riot, act of God or the public enemy, or any change in the Businesses or the Assets or which would have a material adverse effect on the conduct of an automobile dealership business using the Assets at any of the Real Property or which would interfere with the use by the Buyer of such Assets in connection with the conduct of an automobile dealership business at any of the Real Property.

      8.8 The Buyer shall have been licensed as a Motor Vehicle Dealer under applicable Florida motor vehicle dealer registration laws and shall have obtained all other authorizations, consents, licenses and permits from applicable governmental agencies having or asserting jurisdiction, which the Buyer deems necessary or appropriate to conduct business as an automobile dealer at the Real Property; provided, however, this Section 8.8 shall only be a condition to the Buyer's obligations so long as the Buyer is using its reasonable best efforts to obtain such authorizations, consents, licenses and permits.

      8.9 The Sellers shall have obtained all other authorizations, consents and approvals from third persons and entities as are required to assign those contracts and leases that are included in the Liabilities at the Closing.

      8.10 The Sellers shall have transferred to the Buyer certificates of title or origin for all New Vehicles, Demonstrators and Used Vehicles, and all of their respective registration lists, owner follow-up lists and service files on hand as of the Closing Date with respect to the Businesses.

      8.11 The Sellers shall have terminated in writing the Sellers' respective Dealer Agreements with the Manufacturers.

      8.12 The Sellers and the Stockholder shall have executed, as appropriate, and delivered to the Buyer the Bills of Sale, other documents of transfer of title contemplated hereby and any and all other documents necessary or desirable in connection with the transfer of the Assets, which documents shall warrant title to the Buyer consistent with this Agreement and shall in all respects be in such form as may be reasonably required by the Buyer and its counsel.

      8.13 Each of the Manufacturers shall have approved the Buyer or the Buyer's affiliate as an authorized dealer at each parcel of the Real Property and O. Bruton Smith or O. Bruton Smith's designee, as the authorized Dealer Operator, and the respective Manufacturers shall have executed

Dealer Agreements on terms which are not less favorable to the Buyer than the respective Dealer Agreements of the Sellers.

      8.14 All conditions to Buyer's obligations under the Real Property Purchase Agreements shall have been satisfied or fulfilled unless waived in writing by the Buyer hereunder.

      8.15 The Buyer shall have received an opinion of Cobb Cole & Bell, counsel to the Sellers and the Stockholder, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer and its counsel.

      8.16 The Buyer shall have received the Non-Competition Agreement, duly executed by the parties thereto other than the Buyer, and the Employment Agreement, duly executed by Dennis D. Higginbotham.

      8.17 The Sellers shall have delivered to the Buyer all documents, including, without limitation, resolutions of the respective Board of Directors and the shareholders of each of the Sellers, necessary to effect a change of names of each of the Sellers after the Closing to names other than the corporate names and the trade names referred to in Section 5.5 hereof or any variation thereof.

      8.18 There shall have been no material adverse change or development in the business, prospects, properties, earnings, results of operations or financial condition of any of the Sellers or any of the Assets or the Liabilities.

      8.19 The form of all instruments, certificates and documents to be executed and delivered by the Sellers to the Buyers pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

      8.20 All applicable waiting periods under the HSR Act (as defined in Section 10.13 hereof) shall have expired without any indication by the Antitrust Division or the FTC (each as defined in Section 10.13 hereof) that either of them intends to challenge the transactions contemplated hereby or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

      8.21 The Buyer shall have completed preparation of such audited financial statements of the Sellers as may be required by applicable regulations of the Securities and Exchange Commission.

      8.22 Subject to payment by the Buyer of the HMC Payable in accordance with
Section 2.5 hereof, Dennis D. Higginbotham shall have delivered to the Buyer the promissory note which evidences the HMC Payable.

                                  ARTICLE IX
                                  ----------

               CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS
               ------------------------------------------------

      The obligations of the Sellers to perform this Agreement at the Closing are subject to the following conditions precedent which shall be fully satisfied on or before the Closing, unless waived in writing by the Sellers' Agent:

      9.1 All of the representations and warranties of the Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty, by its terms, relates to a stated date), and the Sellers shall have received a certificate from a duly authorized officer of the Buyer, dated the Closing Date, to such effect.

      9.2 Each of the agreements or obligations required by this Agreement to be performed or complied with by the Buyer at or before the Closing shall have been duly performed or complied with, and the Sellers shall have received a certificate from a duly authorized officer of the Buyer, dated the Closing Date, to such effect.

      9.3 No action, suit or proceeding shall have been instituted by a governmental agency or any third party to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement.

      9.4 The Inventory shall have been completed.

      9.5 The Buyer shall have furnished the Sellers and the Stockholder with
(a) evidence to the reasonable satisfaction of the Sellers' Agent and its counsel with respect to the corporate organization and existence and (b) a copy of the resolutions duly adopted by the Board of Directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an officer of the Buyer as of the Closing Date.

      9.6 The Buyer shall have (a) tendered to the Sellers the cash portion of the Purchase Price and the Preferred Shares, (b) duly executed and delivered to the respective Sellers the Assumption Agreements, and (c) paid in full the HMC Payable, based upon a certificate of Dennis D.
Higginbotham as to its amount as of the Closing Date.

      9.7 All conditions to the obligations of the Owners under the Real Property Purchase Agreements shall have been satisfied or fulfilled, unless waived in writing by the Sellers' Agent.

      9.8 The Sellers shall have received an opinion of Parker, Poe, Adams & Bernstein L.L.P., counsel to the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers and their counsel.

      9.9 The form of all certificates, instruments and documents to be executed and/or delivered by the Buyer to the Sellers pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Sellers and its counsel, none of whose approval shall be unreasonably withheld or delayed.

      9.10 The Sellers' Agent shall have received the Employment Agreement, duly executed by the Buyer.

      9.11 All applicable waiting periods under the HSR Act shall have expired without any indication by the Antitrust Division or the FTC that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

      9.12 Dennis D. Higginbotham shall have been released from his personal guarantees of those Liabilities specified in Schedule 9.12 hereto, or the Buyer shall have made provision reasonably satisfactory to Dennis D. Higginbotham to protect and indemnify him from and against any liabilities he may have under such guarantees.


                                  ARTICLE X
                                  ---------

                           COVENANTS AND AGREEMENTS
                           ------------------------

      10.1 Each of the Sellers agrees that it will, at any time and from time to time, after the Closing, upon request of the Buyer, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and transfer to and vest in the Buyer and protect its rights, title and interest in and enjoyment of all the Assets.

      10.2 The parties hereto shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, approvals, licenses, permits and other consents contemplated by Articles VIII and IX.

      10.3 During the period from the date of this Agreement through the Closing Date, the Sellers will conduct the operation of their respective Businesses in the ordinary course and in accordance with past practices.

      10.4 From the date hereof until the Closing, each of the Sellers shall afford to the Buyer, its attorneys, accountants and such other representatives of the Buyer as the Buyer shall designate to such Seller, free and full access at all reasonable times, and upon reasonable prior notice, to the Assets and the properties, books and records of such Seller, and to interview personnel, suppliers and customers of such Seller, in order that the Buyer may have full opportunity to make such due diligence investigation as it shall reasonably desire of the Assets, the Liabilities and the Businesses.

      10.5 In connection with the Buyer's due diligence investigation, the Sellers shall allow an environmental consulting firm selected by the Buyer (the "ENVIRONMENTAL AUDITOR") to have prompt access to the Real Property in order to conduct an environmental investigation, satisfactory to the Buyer in scope (such scope being sufficient to result in a Phase I environmental audit report and a Phase II environmental audit report, if desired by the Buyer), of, and to prepare a report with respect to, the Real Property (the "ENVIRONMENTAL AUDIT"). Each of the Sellers shall provide to the Environmental Auditor: (i) reasonable access to all of its existing records concerning the matters which are the subject of the Environmental Audit; and (ii) reasonable access to the employees of such Seller and the last known addresses of former employees of such Seller who are most familiar with the matters which are the subject of the Environmental Audit (such Seller agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Sellers shall otherwise cooperate with the Environmental Auditor in connection with the Environmental Audit. The Buyer, on the one hand, and the Sellers, on the other hand, shall each bear 50% of the costs, fees and expenses in connection with the Environmental Audit.

      10.6 All representations and warranties of the Sellers (which shall include all statements contained in any schedule or certificate furnished or delivered by the Sellers) shall survive the Closing for a period of three (3) years, except for the representations and warranties in Sections 7.4, 7.6, 7.8(b) and 7.10 which shall survive the Closing until the expiration of the applicable statutes of limitation. The Sellers and the Stockholder, jointly and severally, agree to indemnify and hold harmless the Buyer and its officers, directors, employees and agents, and their respective successors and assignees, from and against any and all losses, liabilities, obligations, assessments, suits, actions, proceedings, claims or demands, including costs, expenses and fees (including reasonable attorneys' fees and expert witness fees) incurred in connection therewith, suffered by any of them or asserted against any of them or the Assets (collectively, "BUYER'S DAMAGES"), arising out of or based upon: (a) the failure of any representation or warranty of the Sellers contained herein, or in any agreement, certificate, schedule or document executed by the Sellers or the Stockholder in connection herewith, to be true and correct in all material respects as of the Closing Date; provided, however, the Sellers and the Stockholder shall have no obligation to pay Buyer's Damages pursuant to this subsection 10.6(a) unless and until (and only to the extent that) all claims in respect of Buyer's Damages exceed a cumulative aggregate total of Fifty Thousand Dollars ($50,000); (b) the breach of any covenant or agreement of the Sellers or the Stockholder contained in this Agreement; (c) any liability or obligation of the Sellers or the Stockholder not expressly assumed by the Buyer pursuant to this Agreement; or (d) any arrangements or agreements made or alleged to have been made by the Sellers or the Stockholder with any broker, finder or other agent in connection with the transactions contemplated hereby; provided, further, that the aggregate amount of Buyer's Damages required to be paid by the Seller and the Stockholder shall not exceed Twenty-Five Million Dollars ($25,000,000).

      10.7 All representations and warranties of the Buyer (which shall include all statements contained in any schedule or certificate furnished or delivered by the Buyer) shall survive the Closing for a period of three (3) years. The Buyer agrees to indemnify and hold harmless each of the Sellers and its Stockholder, officers, directors, employees and agents, and their respective successors and assignees, from and against any and all losses, liabilities, obligations, assessments, suits, actions, proceedings, claims or demands, including costs, expenses and fees (including reasonable attorneys' fees and expert witness fees) incurred in connection therewith, suffered by any of them, or asserted against any of them, arising out of or based upon (a) the failure of any representation or warranty of the Buyer contained herein, or in any agreement, certificate or document executed by the Buyer in connection herewith, to be true and correct in all material respects as of the Closing Date, (b) the breach of any covenant or agreement of the Buyer contained in this Agreement,
(c) the Liabilities, or (d) any arrangements or agreements made or alleged to have been made by the Buyer with any broker, finder or other agent in connection with the transactions contemplated hereby.

      10.8 Personal property, use and intangible taxes and assessments with respect to the Assets shall be prorated on a per diem basis and apportioned between the Sellers and the Buyer as of the date of the Closing. The Sellers shall be liable for that portion of such taxes and assessments relating to, or arising in respect of, periods on or prior to the Closing Date, and the Buyer shall be liable for that portion of such taxes and assessments relating to, or arising in respect of, any period after the Inventory Date. Any sale or transfer taxes attributable to the sale or transfer of the Assets to the Buyer hereunder shall be paid by the Sellers.

      10.9 Except as may be required by law or the rules of the New York Stock Exchange or as necessary in connection with the transactions contemplated hereby, no party hereto shall (i) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior approval of the other parties hereto or (ii) otherwise disclose the existence and nature of negotiations regarding the transactions contemplated hereby to any person or entity other than such party's accountants, attorneys, agents and representatives, all of whom shall be subject to this nondisclosure obligation as agents of such party. The parties shall cooperate with each other in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement.

      10.10 None of the Sellers or the Stockholder shall pursue, initiate, encourage or engage in, any negotiations or discussions with, or provide any information to, any person or entity (other than the Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of any of the Assets or capital stock of any of the Sellers or any merger or consolidation or similar transaction involving any of the Sellers.

      10.11 The Sellers shall promptly notify the Manufacturers regarding the transactions contemplated by this Agreement. The Buyer shall promptly apply to the Manufacturers for, or cause an affiliate of the Buyer to apply to the Manufacturers for, the issuance of franchises to operate the respective automobile dealerships upon the Real Property. Effective as of the Closing, each of the Sellers shall terminate its Dealer Sales and Service Agreements with the Manufacturers. The Sellers shall fully cooperate with the Buyer, and take all reasonable steps to assist the Buyer, in the Buyer's efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturers. The parties acknowledge that the Buyer's Dealer Agreements are subject to the approval of the Manufacturers and that the Buyer would be unable to obtain its own, similar Dealer Sales and

Service Agreements absent the Sellers' termination of their respective agreements with the Manufacturers.

      10.12 The Buyer shall have the right, but not the obligation, to employ any or all of the Sellers' employees. If permitted by law and applicable regulations, each Seller shall, in consideration for the sale of substantially all of such Sellers' assets in bulk, assign and transfer to the Buyer, without additional charge therefor, the amount of reserve in such Seller's State Unemployment Compensation Fund with respect to the Businesses and the corresponding experience rate.

      10.13 Subject to the determination by the Buyer that any of the following actions is not required, the Sellers and the Buyer shall promptly prepare and file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

      10.14 The Sellers shall allow, cooperate with and assist the Buyer's accountants, and shall instruct the Sellers' accountants to cooperate, in the preparation of audited financial statements of the Sellers as necessary for any required filings by the Buyer with the Securities and Exchange Commission or with the Buyer's lenders; provided, however, that the expense of such audit shall be borne by the Buyer.

      10.15 Termination.

            (a) Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing
Date:

                (i)  By written consent of the Buyer and the Sellers' Agent;

                (ii) At any time after the Closing Date Deadline (as the same may have been extended pursuant to Article I hereof), by written notice by the Buyer or the Sellers to the other party(ies) hereto if the Closing shall not have been completed on or before the Closing Date Deadline (as the same may have been extended pursuant to Article I hereof); provided, however, no party may terminate this Agreement pursuant to this Section 10.15(a)(ii) if such party is in breach of any material representation, warranty or covenant of such party contained in this Agreement;

                (iii) By the Buyer if, after any initial HSR Act filing, the FTC makes a "second request" for information, or the FTC or the Antitrust Division challenges the transactions contemplated hereby; provided that the Buyer delivers a written notice to the Sellers of its termination hereunder within 30 days of the Buyer's receipt of such second request or of notice of such challenge;

                 (iv) [intentionally left blank]

                 (v) Subject to the last paragraph of this Section 10.15(a), by the Buyer, by written notice to the Sellers' Agent, in the event that approval by any applicable automobile manufacturer or distributor of the transactions contemplated by this Agreement is not received prior to the Closing Date Deadline; or

                 (vi) Subject to the last paragraph of this Section 10.15(a), by the Buyer, by written notice to the Sellers' Agent, in the event that any Manufacturer shall exercise any right of first refusal, preemptive right or other similar right, with respect to any of the Assets.

      Notwithstanding the provisions of Subsections 10.15(a)(v) and (vi) above, the Buyer and the Sellers' Agent may elect to terminate this Agreement only as to the Assets and Liabilities with respect to the dealership franchise from the Manufacturer referred to in such Subsection; in such event, the Business and Intangible Assets Purchase Price shall be reduced by the applicable amount opposite the name of the applicable Seller on Schedule 2.2 hereto and the other components of the Purchase Price shall be appropriately reduced.

            (b) In the event of termination of this Agreement pursuant to
Section 10.15(a), this Agreement shall be of no further force or effect; provided, however, that any termination pursuant to Section 10.15(a) shall not relieve (a) the Buyer of any liability under Section 10.15(c) below, (b) the Sellers of any liability under Section 10.15(d) below, or (c) any party hereto of any liability for breach of any representation and warranty, covenant or agreement hereunder occurring prior to such termination. In addition, in the event of any such termination, all filings, applications and other submissions made pursuant to this Agreement or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other entity to which made.

            (c) If this Agreement is terminated by the Sellers pursuant to
Section 10.15(a)(ii) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Buyer's breach of its material representations and warranties or its material covenants or obligations under this Agreement, then the Buyer shall, upon demand of the Sellers, promptly pay to the Sellers in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $500,000 (the "BUYER'S TERMINATION FEE").

            (d) If this Agreement is terminated by the Buyer pursuant to Section 10.15(a)(ii) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Sellers' breach of any of their material representations and warranties or any of their material covenants or obligations under this Agreement, then the Sellers, jointly and severally, shall, upon demand of the Buyer, promptly pay to the Buyer in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $500,000 (the "SELLERS' TERMINATION FEE").

            (e) The respective rights of the parties to terminate this Agreement under Section 10.15(a)(ii) and to be paid the Sellers' Termination Fee or the Buyer's Termination Fee, as the case may be, shall be the respective parties' sole and exclusive remedies for damages; in the event of such termination by either party, such party shall have no right to equitable relief for any breach or alleged breach of this Agreement, other than for specific performance for the payment of the Sellers' Termination Fee or the Buyer's Termination Fee, as the case may be. Nothing contained in this Agreement shall prevent any party from electing not to exercise any right it may have to terminate this Agreement and, instead, seeking any equitable relief (including specific performance) to which it would otherwise be entitled in the event of breach by any other party hereto.

      10.16 The Buyer agrees to provide to Dennis D. Higginbotham and members of his immediate family (for personal use and not for commercial resale) the right to purchase, during each year of the seven years after the termination of his employment with the Buyer, an aggregate total of four vehicles (including trucks), as selected by Dennis D. Higginbotham (or, in the event of his death or disability, by a single person representing his family), from the Buyer or one or more of the Buyer's wholly-owned subsidiaries at the Buyer's or such subsidiaries' actual cost (equal to factory invoice less (i) factory holdback, (ii) dealer rebates, and (iii) any other factory incentive).


                                  ARTICLE XI
                                  ----------

                                 MISCELLANEOUS
                                 -------------

      11.1 Except as provided in this Section, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. The Buyer may assign this Agreement, without the consent of the other parties hereto, to a corporation, partnership or limited liability company controlled by the Buyer, including a corporation, partnership or limited liability company to be formed at any time prior to the Closing Date, and to any person or entity who shall acquire all or substantially all of the assets of the Buyer or of such corporation, partnership or limited liabilities company controlled by the Buyer (including any such acquisition by merger or consolidation); provided said assignment shall be in writing and the assignee shall assume all obligations of the Buyer hereunder, whereupon the assignee shall be substituted in lieu of the Buyer named herein for all purposes, provided, however, that the Buyer originally named herein shall continue to be liable with respect to its obligations hereunder. The Buyer may assign this Agreement, without the consent of the other parties hereto, as collateral security, and the other parties hereto agree to execute and deliver any acknowledgment of such assignment by the Buyer as may be required by any lender to the Buyer.

      11.2 The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Florida.

      11.3 All accounting matters required or contemplated by this Agreement shall be in accordance with generally accepted accounting principles.

      11.4 Except as otherwise specifically provided in this Agreement, each of the parties hereto shall be responsible for the payment of such party's fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby.

      11.5 This Agreement, including the schedules and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement may not be amended except by a writing executed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      11.6 Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

      11.7 All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by facsimile or by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or by confirmed facsimile or one (1) business day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

                        If to the Buyer, to:

                        Sonic Automotive, Inc.
                        5401 E. Independence Boulevard
                        Charlotte, North Carolina 28212
                        Telecopy No.:  (704) 563-5116
                        Attention:  Chief Financial Officer

                        With a copy to:

                        Parker, Poe, Adams & Bernstein L.L.P.
                        2500 Charlotte Plaza
                        Charlotte, North Carolina 28244
                        Telecopy No.:  (704) 334-4706
                        Attention:  Edward W. Wellman, Jr.

                        If to the Sellers or the Stockholder, to:

                        Dennis D. Higginbotham
                        Higginbotham Management, Inc.
                        P.O. Box 770
                        104 Riverside Drive
                        New Smyrna Beach, Florida 32170
                        Telecopy No.: (904) 426-8111

                        With a copy to:

                        Cobb, Cole & Bell
                        P.O. Box 2491
                        150 Magnolia Avenue
                        Daytona Beach, Florida 32114
                        Telecopy No.: (904) 238-7003
                        Attention: Larry D. Marsh


      11.8 This Agreement may be executed in any number of counterparts. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

      11.9 Whenever any representation or warranty of the Sellers contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of the Sellers, (a) such knowledge shall be deemed to include (i) the best actual knowledge, information and belief of any of the Sellers or the Stockholder, and (ii) any information which any Stockholder would reasonably be expected to be aware of in the prudent discharge of his or her duties in the ordinary course of business (including consultation with legal counsel) on behalf of any Seller, and (ii) the knowledge of any Seller or Stockholder shall be deemed to be the knowledge of all of the Sellers.

      11.10 (a) Any dispute, claim or controversy arising out of or relating to this Agreement or the interpretation or breach hereof shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA RULES") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The arbitration panel shall consist of three
(3) arbitrators, one of whom shall be appointed by each of the Buyer and the Sellers within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator within thirty (30) days after their appointment; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within 30 days after their appointment, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be Charlotte, North Carolina. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

            (b) Nothing contained in this Section 11.10 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.

      11.11 Subject to Section 11.1 hereof, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of the Sellers, or any other person, firm, corporation or legal entity, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

      11.12 The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.13 In the event that any provision, or part thereof, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

      11.14 For a period of three (3) years after the Closing Date, the Buyer agrees to provide to the Sellers full cooperation and assistance relative to accounting matters in connection with the Businesses including, but not limited to, assistance in connection with any Florida Department of Revenue sales tax audit, filing of all final payroll and sales tax returns, filing of final W-2's for all employees for the calendar year ended December 31, 1998, assistance in the termination or roll-over of the qualified pension plan, accounting assistance in the paying of accounts payable, accounting assistance relative to the finalization of all factory accounts, accounting assistance relative to the collection of all receivables, accounting assistance relative to the year end accounting necessary to prepare the Sellers' corporate tax returns, and accounting assistance in the event of an Internal Revenue Service audit.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day, month and year first above written.

THE BUYER:                          SONIC AUTOMOTIVE, INC.


                                    By: /s/ O. BRUTON SMITH
                                        -------------------------------
                                        Name:
                                        Title:
                                    Federal Taxpayer I.D.: 51-0363307


THE SELLERS:                        HMC FINANCE CORPORATION, INC.


                                    By: /s/ DENNIS D. HIGGINBOTHAM
                                        -------------------------------
                                        Name:
                                        Title:
                                    Federal Taxpayer I.D.: 59-3095116

                                    HALIFAX FORD-MERCURY, INC.


                                    By: /s/ DENNIS D. HIGGINBOTHAM
                                        -------------------------------
                                        Name:
                                        Title:
                                    Federal Taxpayer I.D.: 59-2806650

                                    HIGGINBOTHAM AUTOMOBILES, INC.


                                    By: /s/ DENNIS D. HIGGINBOTHAM
                                        -------------------------------
                                        Name:
                                        Title:
                                    Federal Taxpayer I.D.: 59-3278207

                                    HIGGINBOTHAM CHEVROLET-OLDSMOBILE, INC.


                                    By: /s/ DENNIS D. HIGGINBOTHAM
                                        -------------------------------
                                        Name:
                                        Title:
                                    Federal Taxpayer I.D.: 59-1671876

                                    SUNRISE AUTO WORLD, INC.


                                    By: /s/ DENNIS D. HIGGINBOTHAM
                                        -------------------------------
                                        Name:
                                        Title:
                                    Federal Taxpayer I.D.: 59-3297730


THE SHAREHOLDER:                    /s/ DENNIS D. HIGGINBOTHAM
                                    -------------------------- (SEAL)
                                    DENNIS D. HIGGINBOTHAM

                       INDEX OF SCHEDULES AND EXHIBITS
                                      TO
                           ASSET PURCHASE AGREEMENT



                                    Schedules
                                    ---------

      Schedule 2.2   Part I - Allocation of Purchase Price Among Sellers(1)
                     Part II - Allocation of Purchase Price and Liabilities to Assets
                     Part III - Payment of Purchase Price(2)
      Schedule 2.4   Part I - Liabilities
                     Part II - Retained Liabilities
      Schedule 2.5   Promissory Note from HMC to Dennis D. Higginbotham
      Schedule 3.1   New Vehicles(2)
      Schedule 3.2   Demonstrators(2)
      Schedule 5.4   Fixtures and Equipment (Book Depreciation Schedule)(3)
      Schedule 5.9   HMC Receivables(4)
      Schedule 6.2   Compliance re:  Buyer
      Schedule 7.1   Stockholders
      Schedule 7.2   Compliance re:  Seller and Stockholder
      Schedule 7.3   Pending or Threatened Actions, Suits or Proceedings
      Schedule 7.4   Encumbrances on the Assets
      Schedule 7.5   Permits and Approvals
      Schedule 7.7   Employees
      Schedule 7.10  Compliance with Laws
      Schedule 9.12  Personal Guarantees by Dennis D. Higginbotham

      Exhibits
      --------

      A     Form of Bills of Sale
      B     Statement of Rights and Preferences
      C     Form of Non-Competition Agreement
      D     Form of Employment Agreement - Dennis Higginbotham

-----------------------

(1) As to Business and Intangible Assets Purchase Price only; revised Schedule with all Purchase Price Components delivered 3 days prior to Closing
(2)   3 days prior to Closing
(3)   5 days prior to Closing
(4)   1 day prior to Closing